ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT (the "Agreement"), made this 17th day of November, 2004, by and among Source Energy Corporation, a Utah corporation ("Buyer") and Energytec, Inc., a Nevada corporation ("Seller"). Capitalized terms used in this Agreement that are not otherwise defined shall have the meaning ascribed to such terms under Section 7.12, below.

                                  BACKGROUND

     WHEREAS, Seller owns certain interests in oil and gas properties and owns and operates pipelines and other assets related to the production of oil and gas (the "Business"); and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, the assets related to the Business, all on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

                                  ARTICLE I.

                               THE TRANSACTION

     1.1 Sale and Purchase of Seller's Assets. Subject to the terms and conditions of this Agreement, at the Closing referred to in Section 1.5 hereof, Seller shall cause to be sold, transferred and conveyed to Buyer, and Buyer shall purchase and accept from Seller, all of Seller's right, title and interest in and to all the assets and properties of the Business (but only to the extent they are not Excluded Assets) including, without limitation, the following assets and properties owned by Seller and used in the Business (collectively, the "Purchased Assets"):

     (a) except as set forth in Section 1.2(a), all cash and cash equivalents on hand related to the Business, wherever located, including without limitation, in accounts, lock boxes and other similar accounts (whether maintained at a bank, savings and loan or other similar financial institution);

     (b) all pipe, transmission lines, equipment, machinery, furniture, and fixtures owned by Seller and used by Seller in the conduct of the Business;

     (c) accounts receivable arising in respect of pipeline revenue and oil and gas produced from the Business (the "Accounts Receivable");

     (d) all working interests and overriding royalty interests in oil and gas properties set forth on Schedule 1.1(d) of the Disclosure Schedule (the "Production Interests");

     (e) all rights of way, easements, and leasehold and other ownership rights in oil and gas interests set forth on Schedule 1.1(e) of the Disclosure Schedule (the "Property Interests");

     (f) all contracts, agreements and undertakings (whether oral or written) which relate to the Business and to which Seller is a party which are assignable in accordance with their terms, and which are set forth on Schedule 1.1(f) of the Disclosure Schedule (the "Assignable Contracts");

     (g) all contracts, agreements and undertakings (whether oral or written) which relate to the Business and to which Seller is a party which are not assignable in accordance with their terms but for which Buyer receives the economic benefit of pursuant to Section 1.3(b) (the "Contracts");

     (h) to the extent legally transferable, all licenses, permits and other like authorizations possessed by Seller and necessary to the operation of the Business as currently conducted as set forth on Schedule 1.1(h) of the Disclosure Schedule (the "Permits");

     (i) all registered, licensed, used and/or owned intellectual property, including, without limitation, (i) all such trademarks, trade names (including the name "Energytec"), trade styles, logos, service marks, Internet domain names and websites and all applications and registrations therefor and licenses thereof; and (ii) all such technical, processing, or production information, including new developments, inventions, know-how, processes, ideas and trade secrets and documentation thereof (including related papers, logs, production data, diaries, notebooks, specifications, methods, and data processing software) and all claims and rights related thereto;

     (j) all customer files and all lists of customers, suppliers, distributors and vendors which are assignable in accordance with their terms;

     (k) all performance and other bonds (the "Bonds"), letters of credit, security and other deposits, and advances maintained for use in the conduct of the Business;

     (l) all claims, causes of action and other rights related to the Purchased Assets, other than those relating to Taxes (as hereinafter defined) for the period prior to the Closing;

     (m) all documents and records relating to the Purchased Assets, or the operations of the Business (including historical production data, research and geological reports and studies, reserve reports, engineering reports and studies, and cost or operating studies and reports);

     (n) except as set forth in Section 1.2(b), all accounting books, records, ledgers and electronic data processing materials or copies thereof;

     (o) all information contained in all databases, which are used or intended to be used in the conduct of the Business;

     (p) except as set forth in Section 1.2(a), all bank accounts, lock boxes, safe deposit boxes and the contents thereof which are maintained for use in the conduct of the Business or which contain any assets of the Business;

     (q) all prepaid expenses and deferred charges to the extent the corresponding obligations constitute Assumed Liabilities; and

     (r) all other assets, properties, rights and claims related to the operations of the Business or which arise in or from the conduct thereof;

provided, however, that the Purchased Assets shall not include any of the assets rights and claims defined as Excluded Assets in Section 1.2 below.

     1.2 Excluded Assets. The Purchased Assets shall not include the following assets and properties (the "Excluded Assets"):

     (a) $3,000,000 in cash of Seller;

     (b) all accounts receivable accrued through and including the end of the calendar month immediately preceding the calendar month in which the Closing is held;

     (c) books and records that Seller is required to retain pursuant to any statute, rule, regulation or ordinance (except that Buyer shall be given copies of and access to such books and records as reasonably necessary or desirable for the conduct by Buyer of the Business);

     (d) all pipe, transmission lines, equipment, machinery, furniture, and fixtures owned by Seller and not used by Seller in the conduct of the Business, including those items set forth on Schedule 1.2(d) of the Disclosure Schedule;

     (e) all working interests and overriding royalty interests in oil and gas properties, rights of way, easements, and leasehold and other ownership rights in oil and gas interests set forth on Schedule 1.2(e) of the Disclosure Schedule;

     (f) all of the capital stock of Comanche Well Service Corporation, a Texas corporation and subsidiary of the Seller;

     (g) Seller's licenses, permits and other governmental authorizations and deposits that are not transferable and not required by Buyer for the conduct of the Business;

     (h) all insurance policies not related to the Business or the Purchased Assets, and any and all amounts which may be payable or recoverable there under (including any such amounts payable in respect of any liabilities or claims which are asserted on or after the Closing Date and relate to events which occurred or circumstances which existed on or prior to the Closing
Date);

     (i) any and all receivable and future refunds and credits of income Taxes, value-added Taxes, and other Taxes or governmental charges of fees relating to periods ending on or before the Closing Date;

     (j) any shares of Buyer common stock acquired by Seller from Craig Carpenter; and

     (k) any other right or asset listed or described on Schedule 1.2(k) of the Disclosure Schedule.

     1.3 Assumed Liabilities.

     (a) Subject to the terms and conditions of this Agreement, at Closing, Seller will assign and transfer to Buyer the Assignable Contracts and such of the Permits as are transferable under applicable law and in accordance with the terms thereof, and, except as excluded in Section 1.4, Buyer shall assume and agree to discharge and satisfy in full when due and/or perform in a timely manner the obligations of Seller arising after the Closing Date under: (a) such Assignable Contracts set forth on Schedule 1.1(f) of the Disclosure Schedule and Permits included in the Purchased Assets, together with such Contracts and Permits Buyer receives the economic benefits of in accordance with Section 1.3(b); and (b) the liabilities and obligations set forth on
Schedule 1.3 of the Disclosure Schedule (the "Assumed Liabilities").

     (b) Neither this Agreement nor any agreement or document delivered in connection herewith shall be deemed an assignment of any Contract, right or Permit not authorized to be transferred or assigned in accordance with their terms or applicable law. The parties agree that, upon the request of Buyer, they will use their Reasonable Efforts to obtain any required consents to any such prohibited transfers not obtained prior to Closing, including, the providing to Buyer of the economic benefits (with Buyer's agreement to satisfy the corresponding liabilities) of such Contracts, rights and Permits to the maximum extent permitted in accordance with their respective terms and applicable law.

     1.4 Excluded Liabilities and Obligations. Except as expressly set forth in Section 1.3 above, Buyer shall not assume and shall not be liable or responsible for any debt, obligation or liability of the Business, Seller or any Affiliate of Seller, or any claim against any of the foregoing, of any kind, whether known or unknown, fixed, contingent, absolute or otherwise (the "Excluded Liabilities and Obligations"). After the Closing, Seller shall discharge and satisfy in full when due all Excluded Liabilities and Obligations.

     1.5 Closing and Deliveries.

     (a) Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Purchased Assets (the "Closing") shall take place at the offices of Parsons Behle & Latimer, One Utah Center, Suite 1800, 201 South Main Street, Salt lake City, Utah, on the second business day after the satisfaction or waiver of each of the conditions set forth in
Section 5.1 and Section 5.2, or such other time as the parties agree in writing. The date on which Closing shall occur is hereinafter referred to as the ("Closing Date"). The effective time of the Closing shall be 12:01 a.m. on the Closing Date.

     (b) Deliveries of Seller. Subject to the terms and conditions of this Agreement, Seller shall deliver to Buyer at Closing:

          (i) a general assignment and bill of sale for the Purchased Assets in substantially the form of Exhibit A attached hereto, executed by Seller;

          (ii) an Assignment and Assumption Agreement with respect to the Assumed Liabilities in substantially the form of Exhibit B attached hereto (the "Assumption Agreement"), executed by Seller;

          (iii) assignments and other documents of transfer for the Production Interests, Property Interests, and Permits;

          (iv) a Well Service Agreement between Buyer and Comanche Well Service Corporation, in substantially the form of Exhibit C attached hereto (the "Well Service Agreement"), executed by Comanche Well Service Corporation;

          (v) duly executed articles of amendment to the articles of incorporation of Seller changing its name;

          (vi) the certificate referred to in Section 5.1(a);

          (vii) a certificate of the Secretary of Seller certifying the names of the officers of Seller authorized to sign this Agreement and the other documents to be delivered by Seller hereunder and attaching (i) Articles of Incorporation of Seller as of a recent date certified by the Nevada Secretary of State, (ii) a copy of the Bylaws of Seller, (iii) a certificate of existence of Seller as of recent date certified by the Nevada Secretary of State, and (iv) certified resolutions of the board of directors of Seller providing authority for the execution, delivery and performance of this Agreement and the transactions contemplated herein; and

          (viii) such other instruments as may be necessary to convey the Purchased Assets to Buyer.

     (c) Buyer's Deliveries to Seller. Subject to the terms and conditions of this Agreement, at the Closing Buyer shall deliver to Seller:

          (i) the Payment Shares;

          (ii) the Assumption Agreement, executed by Buyer;

          (iii) the Well Service Agreement, executed by Buyer

          (iv) a certificate of the Secretary of Buyer certifying the names of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered by Buyer and attaching (i) Articles of Incorporation of Buyer as of a recent date certified by the Utah Department of Commerce,
(ii) a copy of the Bylaws of Buyer, (iii) a certificate of existence of Buyer as of recent date certified by the Utah Department of Commerce, and (iv) certified resolutions of the board of directors of Buyer providing authority for the execution, delivery and performance of this Agreement and the transactions contemplated herein;

          (v) the certificate referred to in Section 5.2(a);

          (vi) instruments of transfer, cancellation of indebtedness, and assumption of liability in form acceptable to Seller pursuant to which the assets of Buyer existing immediately prior to the Closing are sold and transferred to Craig Carpenter in exchange for cancellation of all debts and other obligation owing by Buyer to Craig Carpenter and a warrant to purchase 875,000 shares of common stock of Buyer at an exercise price of $0.70 per share exercisable over a term of two years from the Closing Date with cashless exercise option but no registration rights;

          (vii) cause delivery to Seller of certificates for 75,000 shares of Buyer common stock registered in the name of Craig Carpenter duly endorsed for transfer (for which Craig Carpenter shall have received $300,000 in cash from Seller);

          (viii) duly executed articles of amendment to the articles of incorporation of Buyer changing its name to "Energytec" and effecting such other changes as Seller may reasonably request;

          (ix) resignations of the officers and directors of Buyer together with written consents of the board of directors appointing the designees of Seller to the board of directors of Buyer; and

          (x) such other documents and instruments as may be reasonably requested by Seller.

                                 ARTICLE II.

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as of the date hereof (except as described in the Disclosure Schedules delivered herewith), as follows:

     2.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and has all requisite power and authority and legal right to own, lease and operate the Purchased Assets and to carry on the Business as and where presently being conducted. Seller is duly licensed and qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the ownership, leasing or operating of the Purchased Assets or the conduct of the Business requires such qualification, except in such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

     2.2 Authorization and Enforceability.

     (a) Seller has full power and authority to make, execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary action on the part of Seller.

     (b) This Agreement has been, and the documents to be delivered by Seller at Closing in connection herewith will be, duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms.

     2.3 No Violation of Laws or Agreements. The execution, delivery and performance of this Agreement by Seller do not (a) violate any provision of applicable law, rule, regulation or ordinance, (b) violate any judgment, order, writ, injunction or decree of any court, governmental, quasi-governmental or regulatory department or authority or other tribunal applicable to Seller, (c) violate any of the provisions of the Articles of Incorporation or Bylaws of Seller, or (d) violate, conflict with or result in a violation or breach of, or otherwise constitute a default (with or without the giving of notice or the lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation under, or result in the loss of any benefit under, or give rise to the creation of any Lien upon any of the Purchased Assets under the terms, conditions or provisions of any agreement, bond, note or indenture to which Seller is a party or by which Seller or any of the Purchased Assets is bound.

     2.4 Material Contracts; Compliance.

     (a) Schedule 1.1(f) of the Disclosure Schedule sets forth a list of all the material contracts, agreements and arrangements, whether written or oral, formal or informal, to which Seller is a party or by which Seller and its properties or assets are bound (collectively, the "Material Contracts"), which contracts include, without limitation, any contract or agreement with respect to the Business which by its terms has an aggregate future liability in excess of $50,000 and which is not terminable by Seller on (a) not more than 60 days' notice without penalty or premium or (b) for a cost of less than $10,000. The Material Contracts were negotiated at arms' length and in good faith on the part of Seller and constitute all contracts, agreements and arrangements that are material to the conduct of the Business.

     (b) All Material Contracts that are included in the Purchased Assets are in full force and effect and Seller is not in breach or default there under. Seller has no knowledge of any default by any third party under any Material Contract which is a Purchased Asset.

     (c) There has not occurred, nor are there any ongoing, events, acts, omissions, conditions, claims, liabilities or obligations (collectively, the "Events") of any kind whatsoever that would have a Material Adverse Effect on the Business or the Purchased Assets taken as a whole. Seller is not aware of any such Events that may occur post-Closing.

     2.5 Title. Seller owns all the Purchased Assets free and clear of all Liens, other than Permitted Liens. The Purchased Assets are all the properties and assets that are individually or in the aggregate material to the Business other than the Excluded Assets. All of the properties and assets used in the conduct of the Business are in good operating condition and repair in accordance with industry practice (ordinary wear and tear excepted). With respect to those Production Interests and Property Interests in which Seller holds an interest under leases or other contracts: (i) Seller is in exclusive possession of such Properties; (ii) Seller has not received any notice of default of any of the terms or provisions of such leases or contracts; (iii) Seller has the authority under such leases or contracts to perform fully its obligations under this Agreement; (iv) to the best of Seller's knowledge, such leases and contracts are valid and are in good standing; and (v) to the best of Seller's knowledge, the properties covered thereby are free and clear of all defects, liens and encumbrances and third party rights except for those listed in Schedule 1.2(d). Seller has delivered to Buyer all information concerning title to the Production Interests and Property Interests in Seller's possession or control, including, but not limited to, true and correct copies of all leases or other contracts relating to such interests of which Seller has knowledge.

     2.6 Litigation or Proceedings. There are no actions, suits, inquiries, investigations, arbitrations or proceedings pending or, to Seller's knowledge, threatened before any court or arbitrator or Authority in respect of the Business or the Purchased Assets. Seller does not know of any fact, event, or condition which could reasonably be expected to serve as a basis for the non-frivolous assertion of any such action, suit, inquiry, investigation, arbitration or proceeding. As of the date hereof there are no outstanding judgments, decrees, injunctions, rulings or orders of any court or Authority against Seller in respect of the Business or the Purchased Assets.

     2.7 Consents. Except as provided for in Section 4.8, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by Seller.

     2.8 Compliance with Applicable Law; Permits and Licenses.

     (a) Seller holds all licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Business, and the Business is not being and has not been conducted in violation of any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval.

     (b) Seller has not received any notification of any failure by Seller to comply with any such federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval applicable to the Business or the Purchased Assets.

     2.9 Environmental Matters.

     (a) Except as set forth in Schedule 2.9(a) of the Disclosure Schedule, Seller is in compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Seller of all permits and other governmental authorizations and approvals required under all Environmental Laws, and compliance with the terms and conditions thereof, and the proper handling and disposal of all Materials of Environmental Concern (as hereinafter defined). Neither Seller nor, to its knowledge, any predecessor to Seller has, within the past ten (10) years, received any written communication from a governmental, quasi-governmental or regulatory department or authority, citizens group, or director, officer, employee or agent, alleging the noncompliance with or the violation of any Environmental Laws. All permits and other governmental authorizations and approvals currently held by Seller pursuant to the Environmental Laws are identified in Schedule 2.9(a).

     (b) There is no Environmental Claim (as hereinafter defined) pending or threatened against Seller or pending or threatened against any Person or entity whose liability for any Environmental Claim Seller has or may have retained or assumed either contractually, by operation of law or otherwise.

     (c) Except as set forth in Schedule 2.9(c) of the Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the handling, manufacture, treatment, storage, use, generation, release, emission, discharge, presence or disposal of any Materials of Environmental Concern (as hereinafter defined), that could form the basis of any Environmental Claim against Seller or against any Person or entity whose liability for any Environmental Claim Seller has or may have retained or assumed either contractually, by operation of law or otherwise.

     2.10 Employee Benefit Plans.  Seller has no Employee Benefit Plans.

     2.11 Labor Relations. Seller is not subject to any labor strikes, stoppages or lockouts and is not a party to any contract or agreement with any labor organization or other representative of its employees. No labor organization or group of employees: (i) has been recognized or certified as representatives to Seller for any current or former employees of Seller; (ii) has made any demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Board or any other labor relations tribunal or authority. There are no organizing activities involving Seller pending with any labor organization or group of employees of Seller.

     2.12 Insurance. Set forth on Schedule 2.12 of the Disclosure Schedule is a list of the insurance policies maintained by Seller and effective on the date hereof. Seller has paid all premiums due with respect to each such insurance policy and, except as set forth in Schedule 2.12 of the Disclosure Schedule, since December 31, 2003 Seller has not had, with respect to the Business or Purchased Assets, any casualty loss which would give rise to any claim of any kind not covered by insurance.

     2.13 Financial Statements. Seller has delivered to Buyer copies of Seller's audited balance sheets and statements of income, shareholders' equity and cash flow as of and for the fiscal years ended December 31, 2003 and December 31, 2002 (the "Seller Year-end Financial Statements") and Seller's interim balance sheet and statements of income and cash flow for the nine-month period ended September 30, 2004, including the notes thereto (the "Seller Interim Financial Statements"; together with the Seller Year-end Financial Statements, the "Seller Financial Statements"). The Seller Financial Statements, including, without limitation, the notes thereto, are true and correct in all material respects and have been prepared in accordance with GAAP, consistently followed throughout the periods indicated, except that the Seller Interim Financial Statements are subject to year-end audit adjustments. The Seller Financial Statements fairly present the financial condition of Seller as of the dates thereof and the results of operations and cash flow of Seller for the periods indicated.

     2.14 Absence of Undisclosed Liabilities.  Except as set forth in Schedule
2.14 of the Disclosure Schedule, at September 30, 2004, Seller has no liability (whether accrued, absolute, contingent or otherwise, and whether then due or to become due), and no loss contingency, except as reflected on the balance sheet included in the Seller Interim Financial Statements, which would be required to be included therein in accordance with GAAP, consistently applied with prior periods.

     2.15 Absence of Certain Changes. Except as disclosed in Schedule 2.15 of the Disclosure Schedule, since September 30, 2004, Seller has conducted the Business only in the ordinary and usual course, and, without limiting the generality of the foregoing, since September 30, 2004 there has not been:

     (a) Any event, change or condition of any character in or on the Business, Purchased Assets, financial condition, results of operations or prospects of Seller which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect;

     (b) Any sale, lease, license, Lien or other transfer or disposition of any assets or properties of Seller material to the Business;

     (c) Any entry into any Material Contract by Seller;

     (d) Any material damage, destruction or loss to the Purchased Assets, whether or not covered by insurance, which may have a Material Adverse Effect;

     (e) Any material change by Seller in its financial or tax accounting principles or methods; or

     (f) Any failure by Seller to take Reasonable Efforts to preserve its goodwill with suppliers and customers.

     2.16 Taxes. Except as set forth in Schedule 2.16 of the Disclosure Schedule, Seller has:

     (a) timely filed or caused to be filed with appropriate governmental agencies or departments all Federal, state, local and foreign returns (the "Tax Returns") for Taxes required to be filed by it (including, without limitation, estimated tax returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Act returns);

     (b) made available to Buyer complete and accurate copies of such Tax
Returns;

     (c) paid or caused to be paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all Taxes required to be paid in respect of the periods for which such Tax Returns are due, and will establish an adequate accrual or reserve for the payment of all Taxes payable in respect of the period, including portions thereof, subsequent to the last of said periods required to be so accrued or reserved, up to and including the Closing Date; and

     (d) The Tax Returns are complete and accurate in all material respects and the calculations and deductions set forth therein have been made, in all respects, in compliance with all applicable Tax statutes, laws, rules and regulations.

     2.17 Regulatory Reports. Seller has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file in respect of the Business and the Purchased Assets with any federal, state, local or foreign governmental, quasi-governmental or regulatory department, authority or agency (hereinafter sometimes collectively referred to as the "Regulatory Agencies"), and has paid all fees or assessments due and payable in connection therewith. No Regulatory Agency has initiated any proceeding or investigation into the Business, nor has Seller initiated any such proceeding.

     2.18 Agreements with Regulatory Agencies. Seller is not subject to any cease-and-desist or other order issued by, or a party to any written agreement or memorandum of understanding with, any Regulatory Agency that restricts or may adversely impact the Business or the Purchased Assets.

     2.19 Transactions with Insiders. Except as set forth in Schedule 2.19 of the Disclosure Schedule, and except with respect to equity interests constituting less than 5% of the outstanding capital stock of any publicly traded corporation and those items and activities of Seller that are not included in the Business or the Purchased Assets, no Insider: (a) owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer, or supplier of Seller, or otherwise has a business relationship with Seller; (b) has pending or threatened any action, suit, proceeding or other claim against or owes any amount to, or is owed any amount by, Seller, other than for amounts accrued in the ordinary course of employment; (c) has any interest in or owns any property or right used in the conduct of the operations of the Business; (d) has lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of Seller, which loans, debts or guarantees are now outstanding or will be outstanding on the Closing Date; or
(e) is a party to any contract, lease, agreement, arrangement or commitment, whether oral or written, express or implied, concerning the operations of the Business.

     2.20 Absence of Questionable Payments. Neither Seller, nor any directors, officers, employees or agents thereof, nor any other Person acting on their behalf (a) has made any unlawful political contributions; (b) has received any payments, services or gratuities which were not legal to receive or which Seller or such Persons should have known were not legal for the payor or the provider to make or provide; or (c) has made any unlawful payments or given or agreed to give any gift or similar benefit of more than nominal value to governmental officials in their individual capacities for the purpose of assisting Seller in securing or retaining any business opportunity, contract, permit or license or in conducting its usual and customary operations.

     2.21 Disclosure. No representation or warranty as to Seller, the Purchased Assets or the Business contained in this Agreement and no statement contained in the Schedules contains any untrue or incomplete statement of a material fact that could reasonably be expected to have a Material Adverse Effect.

     2.22 Brokerage. Neither Seller nor any of its directors, shareholders, officers, employees or agents has made any agreement or taken any other action with a broker, investment banker, finder or intermediary which would cause Buyer or its Affiliates to become liable for a broker's fee or commission as a result of the transactions contemplated hereunder.

                                 ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     3.1 Organization and Good Standing. Buyer is a corporation validly existing and in good standing under the laws of the state of Utah and has all requisite power and authority and legal right to own, lease and operate its assets and to carry on its business as and where presently being conducted. Buyer does not own or lease any assets or engage in any business outside the state of Utah.

     3.2 Authorization and Enforceability.

     (a) Buyer has full power and authority to make, execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer.

     (b) This Agreement has been, and the documents to be delivered by Buyer at Closing in connection herewith will be, duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms.

     3.3 No Violation of Laws or Agreements. The execution, delivery and performance of this Agreement by Buyer do not (a) violate any provision of applicable law, rule, regulation or ordinance, (b) violate any judgment, order, writ, injunction or decree of any court, governmental, quasi-governmental or regulatory department or authority or other tribunal applicable to Buyer, (c) violate any of the provisions of the Articles of Incorporation or Bylaws of Buyer, or (d) violate, conflict with or result in a violation or breach of, or otherwise constitute a default (with or without the giving of notice or the lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation under, or result in the loss of any benefit under, or give rise to the creation of any Lien upon any of the Purchased Assets under the terms, conditions or provisions of any agreement, bond, note or indenture to which Buyer is a party or by which Buyer or any of the Purchased Assets is bound.

     3.4 Material Contracts; Compliance.

     (a) Schedule 3.4 of the Disclosure Schedule sets forth a list of all the material contracts, agreements and arrangements, whether written or oral, formal or informal, to which Buyer is a party or by which Buyer and its properties or assets are bound, which contracts include, without limitation, any contract or agreement with respect to the business of Buyer that by its terms has an aggregate future liability in excess of $5,000 and that is not terminable by Buyer on (a) not more than 60 days' notice without penalty or premium or (b) for a cost of less than $1,000.

     (b) There has not occurred, nor are there any ongoing, events, acts, omissions, conditions, claims, liabilities or obligations (collectively, the "Events") of any kind whatsoever that would have a Material Adverse Effect on the Buyer or its assets taken as a whole. Buyer is not aware of any such Events that may occur post-Closing.

     3.5 Title. Buyer owns all of its assets free and clear of all Liens, other than Permitted Liens.

     3.6 Litigation or Proceedings. There are no actions, suits, inquiries, investigations, arbitrations or proceedings pending or, to Buyer's knowledge, threatened before any court or arbitrator or Authority in respect of the business or assets of Buyer. Buyer does not know of any fact, event, or condition that could reasonably be expected to serve as a basis for the non-frivolous assertion of any such action, suit, inquiry, investigation, arbitration or proceeding. As of the date hereof there are no outstanding judgments, decrees, injunctions, rulings or orders of any court or Authority against Buyer or in respect of the business or any of the assets of Buyer.

     3.7 Consents. Except as provided for in Section 4.8, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by Buyer.

     3.8 Compliance with Applicable Law; Permits and Licenses.

     (a) Buyer holds all licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of its business and the operation of its assets, and the business of Buyer is not being and has not been conducted in violation of any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval.

     (b) Buyer has not received any notification of any failure by Buyer to comply with any such federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval applicable to its assets and business.

     3.9 Environmental Matters.

     (a) Except as set forth in Schedule 3.9(a) of the Disclosure Schedule, Buyer is in compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Buyer of all permits and other governmental authorizations and approvals required under all Environmental Laws, and compliance with the terms and conditions thereof, and the proper handling and disposal of all Materials of Environmental Concern (as hereinafter defined). Buyer has not, within the past ten (10) years, received any written communication from a governmental, quasi-governmental or regulatory department or authority, citizens group, or director, officer, employee or agent, alleging the noncompliance with or the violation of any Environmental Laws.

     (b) There is no Environmental Claim (as hereinafter defined) pending or threatened against Buyer or pending or threatened against any Person or entity whose liability for any Environmental Claim Buyer has or may have retained or assumed either contractually, by operation of law or otherwise.

     (c) Except as set forth in Schedule 3.9(c) of the Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the handling, manufacture, treatment, storage, use, generation, release, emission, discharge, presence or disposal of any Materials of Environmental Concern (as hereinafter defined), that could form the basis of any Environmental Claim against Buyer or against any Person or entity whose liability for any Environmental Claim Buyer has or may have retained or assumed either contractually, by operation of law or otherwise.

     3.10 Employee Benefit Plans.  Buyer has no Employee Benefit Plans.

     3.11 Labor Relations. Buyer is not subject to any labor strikes, stoppages or lockouts and is not a party to any contract or agreement with any labor organization or other representative of its employees. No labor organization or group of employees: (i) has been recognized or certified as representatives to Buyer for any current or former employees of Buyer; (ii) has made any demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Board or any other labor relations tribunal or authority. There are no organizing activities involving Buyer pending with any labor organization or group of employees of Buyer.

     3.12 Insurance. Set forth on Schedule 3.12 of the Disclosure Schedule is a list of the insurance policies maintained by Buyer and effective on the date hereof. Buyer has paid all premiums due with respect to each such insurance policy and, except as set forth in Schedule 3.12 of the Disclosure Schedule, since December 31, 2003 Buyer has not had any casualty loss which would give rise to any claim of any kind not covered by insurance.

     3.13 Financial Statements. Buyer has delivered to Seller copies of Buyer's annual report on Form 10-KSB for the year ended December 31, 2003 and quarterly report on Form 10-QSB for the period ended September 30, 2004, which include Buyer's audited balance sheet as of December 31, 2003 and statements of income, shareholders' equity and cash flow as of and for the fiscal years ended December 31, 2003 and December 31, 2002 (the "Buyer Year-end Financial Statements") and Buyer's interim balance sheet and statements of income and cash flow for the nine-month period ended September 30, 2004 (the "Buyer Interim Financial Statements"; together with the Buyer Year-end Financial Statements, the "Buyer Financial Statements"). The Buyer Financial Statements, including, without limitation, the notes thereto, are true and correct in all material respects and have been prepared in accordance with GAAP, consistently followed throughout the periods indicated, except that the Buyer Interim Financial Statements are subject to year-end audit adjustments. The Buyer Financial Statements fairly present the financial condition of Buyer as of the dates thereof and the results of operations and cash flow of Buyer for the periods indicated.

     3.14 Absence of Undisclosed Liabilities.  Except as set forth in Schedule
3.14 of the Disclosure Schedule, at September 30, 2004, Buyer has no liability (whether accrued, absolute, contingent or otherwise, and whether then due or to become due), and no loss contingency, except as reflected on the balance sheet included in the Buyer Interim Financial Statements, which would be required to be included therein in accordance with GAAP, consistently applied with prior periods.

     3.15 SEC Reports. Buyer has made all filings with SEC that it has been required to make within the past three years under the Securities Act and the Exchange Act (collectively the "SEC Reports"). Each of the SEC Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer has delivered to Seller a correct and complete copy of each SEC Report filed with the SEC since October 1, 2003, together with all exhibits and schedules thereto and as amended to date.

     3.16 Sarbanes-Oxley Compliance. Buyer has, since July 30, 2002, included in its SEC Reports the disclosure required by Item 307 of Regulation S-B and the certifications required by Section 302 and 906 of the Sarbanes-Oxley Act of 2002, and has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of Buyer that is prohibited by
Section 402 of the Sarbanes-Oxley Act of 2002.

     3.17 Capitalization. The entire authorized capital stock of Buyer consists of 200,000,000 shares common stock, par value $0.00025 per share, of which 404,451 shares are issued and outstanding. All of the issued and outstanding common shares of Buyer have been duly authorized and are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Buyer.

     3.18 Absence of Certain Changes. Except as disclosed in Schedule 3.18 of the Disclosure Schedule, since September 30, 2004, Buyer has conducted its business and operated its assets only in the ordinary and usual course, and, without limiting the generality of the foregoing, since September 30, 2004 there has not been:

     (a) Any material change by Buyer in its financial or tax accounting principles or methods;

     (b) Any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

     (c) Issuance of any note, bond, or other debt security, or the creation, assumption, or guaranty of any indebtedness for borrowed money or capitalized lease obligation;

     (d) Any delay or postponement of the payment of accounts payable;

     (e) Any change made or authorized in the Articles of Incorporation or Bylaws of Buyer;

     (f) Declaration, setting aside, or payment of any dividend or distribution with respect to Buyer's capital stock (whether in cash or in kind) or redemption, purchase, or acquisition by Buyer any of its capital stock;

     (g) Any loan to or any other transaction with any of Buyer's directors, officers, and employees, except as contemplated by this Agreement;

     (h) Adoption or approval of any employment contract or compensation arrangement, written or oral; or

     (i) Commitment to do any of the foregoing.

     3.19 Taxes. Except as set forth in Schedule 3.17 of the Disclosure Schedule, Buyer has:

     (a) timely filed or caused to be filed with appropriate governmental agencies or departments all Federal, state, local and foreign returns (the "Tax Returns") for Taxes required to be filed by it (including, without limitation, estimated tax returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Act returns);

     (b) made available to Seller complete and accurate copies of such Tax Returns;

     (c) paid or caused to be paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all Taxes required to be paid in respect of the periods for which such Tax Returns are due, and will establish an adequate accrual or reserve for the payment of all Taxes payable in respect of the period, including portions thereof, subsequent to the last of said periods required to be so accrued or reserved, up to and including the Closing Date; and

     (d) The Tax Returns are complete and accurate in all material respects and the calculations and deductions set forth therein have been made, in all respects, in compliance with all applicable Tax statutes, laws, rules and regulations.

     3.20 Regulatory Reports. Buyer has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file in respect of its business and assets with any federal, state, local or foreign governmental, quasi-governmental or regulatory department, authority or agency (hereinafter sometimes collectively referred to as the "Regulatory Agencies"), and has paid all fees or assessments due and payable in connection therewith. No Regulatory Agency has initiated any proceeding or investigation into the business or assets of Buyer, nor has Buyer initiated any such proceeding.

     3.21 Agreements with Regulatory Agencies. Buyer is not subject to any cease-and-desist or other order issued by, or a party to any written agreement or memorandum of understanding with, any Regulatory Agency that restricts or may adversely impact the Buyer.

     3.22 Transactions with Insiders. Except with respect to equity interests constituting less than 5% of the outstanding capital stock of any publicly traded corporation, no Insider: (a) owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer, or supplier of Buyer, or otherwise has a business relationship with Buyer; (b) has pending or threatened any action, suit, proceeding or other claim against or owes any amount to, or is owed any amount by, Buyer; (c) has lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of Buyer; or (d) is a party to any contract, lease, agreement, arrangement or commitment, whether oral or written, express or implied, concerning the Buyer or any of its assets or operations.

     3.23 Absence of Questionable Payments. Neither Buyer, nor any directors, officers, employees or agents thereof, nor any other Person acting on their behalf (a) has made any unlawful political contributions; (b) has received any payments, services or gratuities which were not legal to receive or which Buyer or such Persons should have known were not legal for the payor or the provider to make or provide; or (c) has made any unlawful payments or given or agreed to give any gift or similar benefit of more than nominal value to governmental officials in their individual capacities for the purpose of assisting Buyer in securing or retaining any business opportunity, contract, permit or license or in conducting its usual and customary operations.

     3.24 Disclosure. No representation or warranty as to Buyer contained in this Agreement and no statement contained in the Schedules of Buyer contains any untrue or incomplete statement of a material fact that could reasonably be expected to have a Material Adverse Effect.

     3.25 Brokerage. Neither Buyer nor any of its directors, shareholders, officers, employees or agents has made any agreement or taken any other action with a broker, investment banker, finder or intermediary which would cause Seller or its Affiliates to become liable for a broker's fee or commission as a result of the transactions contemplated hereunder.

                                 ARTICLE IV.

                               CERTAIN COVENANTS

     4.1 Interim Conduct of Business. From the date hereof until the Closing, Seller shall preserve, protect and maintain the Business and the Purchased Assets and shall operate the Business consistent with prior practice and in the ordinary course of business.

     4.2 Interim Conduct of Buyer. From the date hereof until the Closing, Buyer shall operate its business consistent with prior practice and in the ordinary course of business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions expressly approved in writing by Seller, Buyer shall not take any action that would be required to be disclosed under the terms of Section 3.18 (Absence of Certain Changes).

     4.3 Access, Information and Documents. Each of the parties hereto shall give to the other party and its representatives (including accountants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, contracts, books, records and affairs of the other party (but in the case of Seller relating only to the Business and the Purchased Assets) and shall cause their officers, employees and/or representatives to furnish all documents, records and information (and copies thereof) as the other party may reasonably request. In the event this Agreement is terminated pursuant to its terms, each of the parties will keep confidential any confidential information obtained from the other party (except as may be specifically required to be disclosed by applicable law or administrative or legal process or pursuant to any securities exchange rules).


     4.4 No Solicitation. The parties hereto shall not, and shall cause their respective officers, directors, or employees or any investment banker, financial advisor, representative, advisor, attorney, or accountant retained by or on behalf of them to not, initiate, solicit, or encourage (including, without limitation, by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal to effect an Alternative Transaction, or enter into discussions, negotiate, or enter into any agreement with any Person regarding an Alternative Transaction. For purposes of this Agreement, "Alternative Transaction" means any (A) direct or indirect acquisition or purchase of any assets of Seller other than in the ordinary course of business, (B) direct or indirect acquisition or purchase of any equity securities of Seller or (C) merger, consolidation, business combination, capitalization, joint venture, purchase of assets, liquidation, dissolution or similar transaction involving Buyer or Seller, other than the transactions contemplated by this Agreement.

     4.5 Public Announcement. No party hereto shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior written consent of the other party (except to the respective directors, officers and creditors of Buyer and Seller or as may be specifically required by applicable law or administrative or legal process).

     4.6 Confidential Information. After the Closing, Seller shall not use, publish or disclose to any third Person any confidential or proprietary information comprising part of the Purchased Assets or relating to the Business; provided, however that the foregoing restrictions shall not apply to information: (i) that is necessary to enforce their rights under or defend against a claim asserted under this or any other agreement with Buyer, (ii) that is necessary or appropriate to disclose to any regulatory authority or governmental agency having jurisdiction over Seller or as otherwise required by law or (iii) that becomes generally known other than through a breach of this Agreement by Seller.

     4.7 Mutual Covenants. The parties mutually covenant and agree, as applicable, to use reasonable best efforts to obtain promptly the satisfaction of the conditions to the Closing of the transactions contemplated herein. In furtherance of the foregoing, the parties hereto agree to use their reasonable best efforts to (a) file all necessary documentation with the appropriate Authorities as soon as practicable to obtain as soon as possible all consents, approvals or authorizations required by any Authority in order to consummate the transactions contemplated by this Agreement, (b) take any action reasonably requested or accept any condition reasonably imposed by any Authority in connection with any such consent, approval or authorization, (c) resolve any objection asserted with respect to the transactions contemplated hereby under any federal or state statute, rule or regulation. Each party hereto shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing action.

     4.8 Stockholder Vote; Registration.

     (a) Buyer shall upon effectiveness of the Registration Statement provided for in the next paragraph take all action required to submit to the stockholders of Buyer for approval in accordance with the laws of the state of Utah the sale of the Buyer's assets to Craig Carpenter as contemplated hereby, an amendment to the articles of incorporation of Buyer to change its name to Energytec, and affect such other changes as Seller may reasonably request.

     (b) As soon as practicable following the signing of this Agreement the Buyer shall prepare and file with the SEC the Registration Statement covering the distribution of the Purchase Shares on a pro rata basis to the to the stockholders of Seller and approval of the matters provided for in the preceding paragraph by the stockholders of Buyer. The Registration Statement required hereunder shall be on Form S-4 or other applicable form. The Buyer shall use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and shall use its best efforts to keep the Registration Statement continuously effective under the Securities Act until the distribution of the Purchase Shares has been completed. In connection with such registration, the Buyer covenants and agrees that:

          (i) Buyer shall not file a Registration Statement or any amendments or supplements thereto without the prior written consent of the Seller. The Buyer shall respond as promptly as reasonably possible to any comments received from the SEC with respect to the Registration Statement or any amendment thereto (including the preparation and filing of an amendment to the Registration Statement) and, as promptly as reasonably possible, provide the Seller true and complete copies of all correspondence from and to the SEC relating to the Registration Statement and all amendments thereto. The Registration Statement and related prospectus shall comply in all material respects with the provisions of the Securities Act with respect to the distribution of the Purchase Shares.

          (ii) Buyer shall notify the Seller of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Purchase Shares or the initiation of any Proceedings for that purpose; or receipt by Buyer of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Purchase Shares for distribution in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; or the occurrence of any event or passage of time that makes the financial statements included in the Registration Statement ineligible for inclusion therein or any statement made in the Registration Statement or prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, prospectus or other documents so that, in the case of the Registration Statement or the prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (iii) Use commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (A) any order suspending the effectiveness of the Registration Statement, or (B) any suspension of the qualification (or exemption from qualification) of any of the Purchase Shares for sale in any jurisdiction, at the earliest practicable moment.

          (iv) Furnish to Seller at least one conformed copy of the Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference to the extent requested by Seller, and all exhibits to the extent requested by Seller (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC.

          (v) Promptly deliver to Seller as many copies of the prospectus or prospectuses (including each form of prospectus) and each amendment or supplement thereto as Seller may reasonably request.

          (vi) Prior to distribution of the Purchase Shares by Seller, Buyer shall use its commercially reasonable efforts to register or qualify or cooperate with the Seller in connection with the registration or qualification (or exemption from the registration or qualification) of the Purchase Shares for distribution to the Seller's stockholders under the securities or Blue Sky laws of such jurisdictions within the United States as Seller reasonably requests and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Purchase Shares covered by the Registration Statement.

     4.9  Certain Taxes and Expenses.

     (a) Seller shall pay all sales, use, transfer, documentary stamp and other similar taxes and all recording, filing and other fees and costs with respect to the sale and purchase of the Purchased Assets.

     (b) Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise provided herein, Seller and Buyer shall each bear their respective accounting, legal, financial advisory and other expenses incurred in connection with the transactions contemplated by this Agreement; provided, however, that all costs and expenses of effecting registration of the Purchase Shares contemplated by Section 4.8, including,
(i) all registration and filing fees (including, without limitation, fees and expenses in compliance with applicable state securities or Blue Sky laws),
(ii) printing expenses (including, without limitation, expenses of printing certificates for the Purchase Securities distributed to the stockholders of Seller and of printing prospectuses included in the Registration Statement),
(iii) messenger, telephone and delivery expenses, and (iv) fees and disbursements of counsel and accountants for the Buyer, shall be bourn by Seller. In addition, Seller shall be responsible for all of its internal expenses incurred in connection with the registration.

     4.10 Post-Closing Access to Information. Seller and Buyer shall reasonably cooperate with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating to the Purchased Assets, the Assumed Liabilities or the conduct of the Business (whether in the possession of Seller or Buyer) as is reasonably necessary for
(a) the preparation for or the prosecution or defense of any suit, action, litigation or administrative, arbitration or other proceeding or investigation (other than one by or on behalf of a party to this Agreement) by or against Seller or Buyer, (b) the preparation and filing of any tax return or election relating the Purchased Assets, the Assumed Liabilities or the conduct of the Business and any audit by any taxing authority of any returns of Buyer or Seller relating thereto, and (c) the preparation and filing of any other documents required by any Authority. The party requesting such information and assistance shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this
Section 4.10 shall be during normal business hours and upon not less than two business days' prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.


                                  ARTICLE V.

                      CONDITIONS PRECEDENT; TERMINATION

     5.1 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to purchase the Purchased Assets, assume the Assumed Liabilities and consummate the other transactions contemplated hereunder are subject to the satisfaction, as of the Closing Date, of each of the following conditions (any one or more of which may be waived in whole or in part by Buyer in its sole discretion to the extent permitted by law):

     (a) Performance of Agreements; Representations and Warranties. Seller shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing; the representations and warranties set forth in this Agreement made by Seller shall have been true and correct in all material respects when made and on and as of the Closing Date, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties that address matters only as of a particular date; and Buyer shall have been furnished with a certificate of the President of Seller, dated the Closing Date, certifying to the foregoing.

     (b) Closing Instruments. Seller shall have caused the cash, documents, and instruments required by Section 1.5(b) to be delivered (or tendered subject only to Closing) to Buyer.

     (c) Required Consents. All material consents, approvals, authorizations, registrations or filings by Seller (including the issuance of an order of effectiveness by the SEC with respect to the Registration Statement) that are required to be received by Seller under the laws or regulations of the United States and any other Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained.

     (d) Injunction; Litigation. No statute, rule or regulation or order of any court or Authority shall be in effect which prohibits the transactions contemplated by this Agreement.

     (e) Condition of Business and Assets. The Business and the Purchased Assets shall not have been materially adversely affected in any way by any act of God, fire, flood, war, labor disturbance, legislation (proposed or enacted) or other event or occurrence, and there shall have been no change in the prospects of the Business or the Purchased Assets since September 30, 2004 that would have an adverse effect thereon.

     5.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereunder are subject to the satisfaction, as of the Closing Date, of each of the following conditions (any one or more of which may be waived in whole or in part by Seller in its sole discretion, to the extent permitted by law):

     (a) Performance of Agreements; Representations and Warranties. Buyer shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to Closing; the representations and warranties set forth in this Agreement made by Buyer shall have been true and correct in all material respects when made and on and as the Closing Date; and Seller shall have been furnished with a certificate of the President of Buyer, dated as of the Closing Date, certifying to the foregoing.

     (b) Closing Instruments. Buyer shall have caused the documents and instruments required by Section 1.5(c) to be delivered (or tendered subject only to Closing) to Seller.

     (c) Required Consents. All material consents, approvals, authorizations, registrations or filings by Buyer (including the issuance of an order of effectiveness by the SEC with respect to the Registration Statement) that are required to be received by Buyer under the laws or regulations of the United States and any other Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained.

     (d) Injunction; Litigation. No statute, rule or regulation or order of any court or Authority shall be in effect which prohibits the transactions contemplated by this Agreement.

     5.3 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

     (a) By mutual written consent of Buyer and Seller at any time prior to Closing;

     (b) By Buyer by written notice to Seller if the Closing does not occur on or before June 30, 2005 unless the failure to close is the result of a breach of this Agreement by Buyer;

     (c) By Seller by written notice to Buyer if the Closing does not occur on or before June 30, 2005 unless the failure to close is the result of a breach of this Agreement by Seller;

     (d) By Buyer by written notice to Seller (i) if there is a material breach of any representation or warranty of Seller set forth in this Agreement or any covenant or agreement to be complied with or performed by Seller pursuant to this Agreement which material breach has not been cured within 10 days following Seller's receipt of written notice of such breach, or (ii) in the event that all of the conditions to Buyer's obligations to Closing under this Agreement have not been satisfied by the Closing Date or waived by Buyer;

     (e) By Seller by written notice to Buyer (i) if there is a material breach of any representation or warranty of Buyer set forth in this Agreement or any covenant or agreement to be complied with or performed by Buyer pursuant to this Agreement which material breach has not been cured by Buyer or waived by Seller within 10 days following receipt of written notice of such breach, or (ii) in the event that all of the conditions to Seller's obligations to Closing under this Agreement have not been satisfied by the Closing Date or waived by Seller; or

     (f) By Seller or Buyer by written notice to each other, at any time before the Closing, in the event that any order or law becomes effective (and final and non-appealable) restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

If this Agreement is validly terminated pursuant to this Section 5.3, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of the Seller or Buyer or any of their respective officers, directors, employees, agents, shareholders, members, managers or other representatives or affiliates, except that such termination shall not relieve any party hereto of any liability for any breach of this Agreement or for fraud, and except that the non-breaching party shall be entitled to reimbursement of its out of pocket costs incurred in connection with the transaction (including legal, accounting, travel costs, and costs contemplated by Section 4.9 of this Agreement).

                                 ARTICLE VI.

                               INDEMNIFICATION

     6.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement, and in any certificate, schedule, document or other writing delivered pursuant hereto or in connection with the transactions contemplated herein shall be in all cases deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that the representations and warranties shall be fully effective and enforceable only for a period of 12 months after the Closing Date, and shall thereafter be of no further force or effect, except that (i) the indemnification obligations in respect of the Excluded Liabilities and Obligations shall survive indefinitely, and (ii) any misrepresentation or related warranty of which the party making such representation had actual knowledge of its falsity or incorrectness as of the Closing Date shall survive indefinitely.
Additionally, the parties agree that the indemnification obligations set forth in this Article VI shall survive with respect to any claims made within the applicable survival period until finally resolved or judicially determined, including any appeal thereof. The representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, document or other writing delivered pursuant hereto, including any information regarding the party provided by it in writing for inclusion in the Registration Statement, shall not be affected by any investigation, verification or examination by any party hereto or by any Person acting on behalf of any such party.

     6.2 Indemnification of Buyer. From and after the Closing, Seller agrees to indemnify, defend and save Buyer and its directors, officers, employees, owners, agents and Affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a "Buyer Indemnified Party"), harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for any and all losses, damages, expenses (including, without limitation, court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending, including, without limitation, those arising out of the enforcement of this Agreement), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Losses") sustained or incurred by such Buyer Indemnified Party relating to, caused by or resulting from:

     (a) Any breach or inaccuracy of any representation or warranty made by Seller contained herein or in any certificate, schedule, document or other writing delivered by Seller pursuant hereto;

     (b) Any breach of, or failure to fulfill or satisfy, any covenant or agreement made by Seller contained herein or in any certificate, schedule, document or other writing delivered by Seller pursuant hereto;

     (c) Any liability of Buyer for third-party causes of action arising in connection with the Business, the Purchased Assets or the Assumed Liabilities based upon actions or omissions which occurred prior to the Closing, or relating to the period prior to the Closing;

     (d) The Excluded Liabilities and Obligations;

     (e) The non-compliance of Seller with the provisions of any applicable bulk sales act governing the purchase and sale of the Purchased Assets; or

     (f) Arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding the Buyer included by Buyer therein.

     6.3 Indemnification of Seller. From and after the Closing, Buyer agrees to indemnify, defend and save Seller and its directors, officers, employees, owners, agents and Affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each, a "Seller Indemnified Party") harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, caused by or resulting from:

     (a) Any breach or inaccuracy of any representation or warranty made by Buyer contained herein or in any certificate, schedule, document or other writing delivered by Buyer pursuant hereto;

     (b) Any breach of, or failure to fulfill or satisfy, any covenant or agreement made by Buyer contained herein or in any certificate, schedule, document or other writing delivered by Buyer pursuant hereto; and

     (c) Arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding the Seller provided in writing by Seller to Buyer for inclusion therein.

     6.4 Indemnification Procedure. In the event that subsequent to the Closing any Buyer Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party") has a claim with respect to which Buyer or Seller (the "Indemnifying Party"), as the case may be, is required to provide indemnification under this Agreement, the Indemnified Party shall promptly give written notice, together with a statement of any available information regarding such claim, to the Indemnifying Party. In the event that the claim for indemnification is based on the assertion of a claim by a third party, the Indemnifying Party shall have the right to assume responsibility for the defense of such claim, provided it promptly agrees that it has responsibility to indemnify the Indemnified Party with respect to such claim. In such event, the Indemnifying Party shall have full authority to defend or settle such claim, provided that any settlement shall require the consent of the Indemnified Party, which consent shall not be withheld unreasonably.

                                 ARTICLE VII.

                                MISCELLANEOUS

     7.1 Schedules and Exhibits. All Schedules and Exhibits attached hereto are incorporated herein and made a part hereof for all purposes.

     7.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, telegram (followed by hard copy sent by registered or certified mail) or by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to Seller:

Energytec, Inc.
Attn:  Frank W Cole, President
14785 Preston Road, Suite 550
Dallas, TX 75254
Fax: (972) 789-5138

with a copy to (which shall not constitute notice):

Parsons Behle & Latimer
Attn:  Mark E. Lehman
201 South Main Street, Suite 1800
Salt Lake City, UT 84111
Fax: (801) 536-6111


If to Buyer:

Source Energy Corporation
Attn:  Craig Carpenter, President
3040 Granite Meadow Lane
Sandy, UT 84092
Fax: (801) 942-2902

with a copy to (which shall not constitute notice):

Leonard W. Burningham, Esq.
455 East 500 South, Suite 205
Salt Lake City, UT 84111
Fax: (801) 355-7126

     7.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Seller may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Buyer.

     7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Utah, without giving effect to the conflict of laws provisions thereof.

     7.5 Entire Agreement; Time of Essence. This Agreement constitutes the entire understanding of the parties and supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof. Time is of the essence with respect to all dates and time periods set forth in this Agreement.

     7.6 Construction; Interpretation; Severability. The parties hereby agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. References in this Agreement to dollar amount thresholds shall not, for purposes of this Agreement be deemed to be evidence of materiality or a Material Adverse Effect. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

     7.7 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     7.8 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

     7.9 Amendment and Waiver. The parties may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of the other party; (b) waive any inaccuracies in representations and warranties by the other party;
(c) waive compliance by the other party with any of the agreements contained herein and performance of any obligations by the other party; and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

     7.10 Counterparts and Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect. Section, subsection and clause references contained herein refer to those contained in this Agreement unless otherwise specified.

     7.11 Facsimile Signature. A signature sent by telecopy or facsimile transmission shall be as valid and binding upon the party as an original signature of such party.

     7.12 Certain Definitions. In addition to terms defined in the body of the Agreement, for purposes of the Agreement the term:

     "Affiliate" has the meaning ascribed to such term under Rule 12b-2 adopted under the Exchange Act.

     "Associate" has the meaning ascribed to such term under Rule 12b-2 adopted under the Exchange Act.

     "Authority" means any federal, state, local or foreign governmental or regulatory agency or authority.

     "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of Utah are authorized or obligated by law or executive order to close.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Disclosure Schedule" means the disclosure schedules delivered by the parties pursuant to this Agreement. The parties acknowledge and agree that
(i) the Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of the parties hereto, (ii) the disclosure of any matter in a Disclosure Schedule shall not be deemed to constitute an acknowledgment by the party delivering the Disclosure Schedule that the matter is material or is required to be disclosed pursuant to the provisions of this Agreement, (iii) any fact or item disclosed in a Disclosure Schedule and referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any section in this Agreement, be deemed to be disclosed with respect to such section whether or not a specific cross-reference appears (provided that the relevance of such fact or item shall be reasonably evident from such disclosure), (iv) the disclosure of any fact or item in a Disclosure Schedule shall not represent an admission by the party delivering the disclosure schedule that such fact or item actually constitutes noncompliance with, or a violation of, any law, regulation or statute to which such disclosure is applicable as such disclosure has been made for purposes of creating exceptions to the representations and warranties made by the party, and (v) each attachment referenced in a Disclosure Schedule shall be deemed incorporated into and a part of such Disclosure Schedule.

     "Employee Benefit Plan" means any (i) "employee benefit plan" as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended, and (ii) bonus, equity option, equity purchase, deferred compensation, severance, incentive plan or arrangement or other employee fringe benefit plan.

     "Environmental Claim" means any claim, order, investigation, action, suit, proceeding, injunction, demand or violation of any Environmental Laws, including, without limitation, any claim, order, investigation, action, suit, proceeding, injunction, demand or violation for health effects to persons, property damage and/or damage to natural resources brought by any Authority, or from any director, officer, employee, agent, contractor or any other private or third party, and any notice, whether oral or written, advising Seller of any of the foregoing or of any fact, event or condition which could reasonably be the basis for the assertion of any of the foregoing.

     "Environmental Laws" means:

     The Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C.
Section 9601 et seq.) ("CERCLA") and/or the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA") and/or the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) ("TSCA") and/or the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.) ("FIFRA") and/or the Clean Air Act (42 U.S.C. Section 7401 et seq.) ("CAA") and/or the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) ("FWPCA") and/or the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.) ("SDWA") including any amendments or extensions thereof; and

     All applicable statutes, laws, regulations, rules, ordinances, codes, licenses, permits, guidelines, standards, orders, requirements, approvals, plans, authorizations, concessions, franchises, and similar items of all governmental agencies, departments, commissions, boards, bureaus and instrumentalities of the United States, any foreign country, or any state and political subdivision thereof, and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to pollution and/or the protection of human health and/or the environment, including, without limitation, those pertaining to reporting, licensing, permitting, investigating, and remediating emissions, discharges, releases, or threatened releases of Materials of Environmental Concern, (as hereinafter defined) whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the production, manufacture, processing, distribution, use, generation, treatment, removal, storage, disposal, transport, or handling of Materials of Environmental Concern, whether solid, liquid or gaseous in nature.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Insider" shall mean, with respect to the applicable party, the party, any Person that is the direct or indirect beneficial holder of 5% or more of the common stock of the party, a director, an executive officer, or any Associate or Affiliate of the foregoing.

     "Lien" means any lien, charge, pledge, security interest, option, mortgage, claim, debt or other encumbrances or restrictions of any kind.

     "Material Adverse Effect" means any change or effect that individually or in the aggregate, is materially adverse to the business, assets (including intangible assets), financial condition or results of operation, other than an occurrence or event generally affecting the economy or the industry in which it competes or resulting from the announcement and consummation of the transaction contemplated pursuant to this Agreement.

     "Materials of Environmental Concern" means any substance:

     the presence of which requires investigation or remediation under any Environmental Laws; or

     which is defined as a "hazardous waste," "hazardous substance," "hazardous material," toxic substance, pollutant or contaminant under any Environmental Laws; or

     which is identified under any Environmental Laws as toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes restricted or regulated by any governmental, quasi-governmental or regulatory authority, agency, department, commission, board, agency or instrumentality of the United States, any foreign country or any state or any political subdivision thereof; or

     without limitation which includes or contains gasoline, diesel fuel or other petroleum hydrocarbons or related byproducts.

     "Permitted Liens" means (i) any and all Liens accepted and assumed by Buyer and set forth on the Disclosure Schedules; (ii) Liens related to the Assumed Liabilities which are set forth on Schedule 1.3 of the Disclosure Schedule; and (iii) Liens for current Taxes not yet due and payable or of Taxes the validity of which is contested in good faith by appropriate proceedings; provided, however, that any such Liens will not materially interfere with the current use of the Purchased Assets or have a Material Adverse Effect.

     "Person" means an individual, a corporation, a partnership, a limited liability company, an association, an Authority, a trust or other entity or organization.

     "Purchase Shares" means approximately 30,992,117 shares of the common stock, par value $0.00025, of Buyer to be issued to Seller in partial payment of the Purchase Price for the Purchased Assets at Closing and immediately thereafter distributed pro rata to the stockholders of Seller as adjusted to round up the number of shares distributed to the Seller's stockholders so that no fractional Buyer shares are distributed.

     "Reasonable Efforts" means the efforts a prudent business Person who wanted to achieve a result would use in similar circumstances to see that the result was achieved as quickly as possible; but an obligation to use Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in material liabilities or risks thereof.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Tax" means all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States Federal, state or local and foreign or other taxing department or authority (including, without limitation, as a result of being a member of an affiliated, combined or unitary group or as a result of any obligation arising out of an agreement to indemnify any other Person), and including, but not limited to, those related to income, gross receipts, gross income, sales, use, excise, occupation, services, leasing, valuation, transfer, license, severance, production, or franchise.

                              [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Buyer and Seller have caused this Agreement to be executed by their duly authorized representatives on the day and year first written above.

BUYER:

SOURCE ENERGY CORPORATION



By:/s/ Craig Carpenter
Craig Carpenter, President

SELLER:

ENERGYTEC, INC.



By:/s/ Frank W. Cole_______________________________________
Frank W. Cole, President

Exhibit A to
Asset Purchase Agreement

                           BILL OF SALE, ASSIGNMENT
                            AND GENERAL CONVEYANCE

STATE OF                 }
                         : ss
COUNTY OF                     }

     KNOW ALL MEN BY THESE PRESENTS:

     This Bill of Sale, Assignment and General Conveyance ("Assignment") is executed and delivered on ____________________, 2005 from Energytec, Inc., a Nevada corporation, ("Seller") to Source Energy Corporation ("Buyer").

     W I T N E S S E T H:

     WHEREAS, Pursuant to the terms and conditions of the Asset Purchase Agreement between the parties dated ___________, 2004 ("Agreement") Seller is selling to Buyer, and Buyer is purchasing from Seller, certain assets of Seller listed on Exhibit "A" hereto (which represents the "Acquired Assets" as defined in the Agreement);

     NOW, THEREFORE, for good and valuable consideration described in the Agreement, the receipt, adequacy and sufficiency of which are hereby acknowledged, and of the premises, mutual covenants, and agreements of the
Parties:

     1. Conveyance and Delivery. Effective as of the Closing, Seller does hereby convey, grant, bargain, sell, transfer, set over, assign, deliver, and release unto Buyer and Buyer's successors and assigns to have and hold forever, good and marketable title to the Acquired Assets, all as listed and described in the Agreement and Exhibit "A" hereto.

     2. Title to the Acquired Assets. Seller hereby represents and warrants that:

     (a) Seller has as of the Closing good and marketable title to each and every item of the Acquired Assets free and clear of all liens, claims, charges, encumbrances, mortgages, options, restrictions, security agreements, or any other encumbrance of any kind, character, or description whatsoever, except as set forth in the Agreement and the schedules and exhibits thereto;

     (b) Seller has all requisite power and authority to sell, transfer, convey, and deliver the Acquired Assets to Buyer pursuant to this instrument of conveyance; and

     (c) Seller will defend good and marketable title to the Acquired Assets against any and all adverse claims whatsoever.

     3. Condition of the Acquired Assets. The Acquired Assets are being sold pursuant to this Assignment in their respective "as is, where is" condition without any representation, warranty, whether express or implied, except as set forth in paragraph 2, above, and the Agreement.

     4. Further Assurances. Seller agrees to execute and deliver to Buyer any certificates, instruments, releases, and other documents reasonably required to further assure Buyer with respect to, and provide Buyer evidence of its full right, title, and interest in and to, the Acquired Assets.

     5. Definitions. This Assignment is subject to all the terms and conditions of the Agreement. All defined terms in the Agreement have the same meaning herein as set forth in the Agreement.

     IN WITNESS WHEREOF, this Assignment and General Conveyance has been duly executed and delivered on the ____ day of _________________ 2005.

ENERGYTEC, INC.



                                   By_________________________________
                                        Duly Authorized Officer

     Before me, the undersigned, a Notary Public, in and for said County and State, on this ___ day of _______________ 2005, personally appeared ________________________________, to me known to be the identical person who subscribed the name of Energytec, Inc. to the foregoing instrument by authority of its board of directors and acknowledged to me that he/she executed the same as the act and deed of each said corporation by authority of its board of directors.



                                   ____________________________________
                                   Notary Public

Exhibit "A" to
Bill of Sale, Assignment
and General Conveyance

1.1 Acquired Assets

All of Seller's right, title and interest in and to all the assets and properties of the Business (but only to the extent they are not Excluded Assets) including, without limitation, the following assets and properties owned by Seller and used in the Business:

(s) all cash and cash equivalents on hand related to the Business, wherever located, including without limitation, in accounts, lock boxes and other similar accounts (whether maintained at a bank, savings and loan or other similar financial institution);

(t) all pipe, transmission lines, equipment, machinery, furniture, and fixtures owned by Seller and used by Seller in the conduct of the Business;

(u) all of the Accounts Receivable;

(v) all of the Production Interests;

(w) all of the Property Interests;

(x) all of the Assignable contracts;

(y) all of the Contracts;

(z) all of the Permits;

(aa) all registered, licensed, used and/or owned intellectual property, including, without limitation, (i) all such trademarks, trade names (including the name "Energytec"), trade styles, logos, service marks, Internet domain names and websites and all applications and registrations therefor and licenses thereof; and (ii) all such technical, processing, or production information, including new developments, inventions, know-how, processes, ideas and trade secrets and documentation thereof (including related papers, logs, production data, diaries, notebooks, specifications, methods, and data processing software) and all claims and rights related thereto;

(bb) all customer files and all lists of customers, suppliers, distributors and vendors which are assignable in accordance with their terms;

(cc) all of the Bonds;

(dd) all claims, causes of action and other rights related to the Purchased Assets, other than those relating to Taxes for the period prior to the date of Closing;

(ee) all documents and records relating to the Purchased Assets, or the operations of the Business (including historical production data, research and geological reports and studies, reserve reports, engineering reports and studies, and cost or operating studies and reports);

(ff) all accounting books, records, ledgers and electronic data processing materials or copies thereof;

(gg) all information contained in all databases, which are used or intended to be used in the conduct of the Business;

(hh) all bank accounts, lock boxes, safe deposit boxes and the contents thereof which are maintained for use in the conduct of the Business or which contain any assets of the Business;

(ii) all prepaid expenses and deferred charges to the extent the corresponding obligations constitute Assumed Liabilities; and

(jj) all other assets, properties, rights and claims related to the operations of the Business or which arise in or from the conduct thereof;

provided, however, that the Purchased Assets shall not include any of the Excluded Assets.

Exhibit B to
Asset Purchase Agreement

                          ASSUMPTION OF LIABILITIES

KNOW ALL MEN BY THESE PRESENTS:

     This Assumption of Liabilities is executed and delivered on _____________, 2005, from Source Energy Corporation, a Utah corporation ("Buyer") to Energytec Inc., a Nevada corporation ("Seller").

     W I T N E S S E T H:

     WHEREAS, Seller is selling to Buyer, and Buyer is purchasing from Seller, certain assets of Seller pursuant to the terms and conditions of the Asset Purchase Agreement between the parties dated __________________, 2004 ("Agreement"), and Buyer has agreed to assume certain liabilities of Seller in connection therewith ("Assumed Liabilities");

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements of the parties herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged:

      1. Assumption. Seller hereby assigns and transfers to Buyer, and Buyer hereby assumes from Seller, the Assignable Contracts and such of the Permits as are transferable under applicable law and in accordance with the terms thereof and, except for the Excluded Liabilities and Obligations, Buyer assumes and agrees to discharge and satisfy in full when due and/or perform in a timely manner the obligations of Seller arising after the Closing Date under: (a) the Assignable Contracts set forth on Schedule 1.1(f) of the Disclosure Schedule and Permits included in the Purchased Assets, together with such Contracts and Permits Buyer receives the economic benefits of; and
(b) the Assumed Liabilities.

     2. Further Assurances. Buyer agrees to execute and deliver to Seller any certificates, instruments, and other documents reasonably required to further assure Seller with respect to, and provide Seller evidence of, Buyer's assumption of the liabilities and obligations provided for herein and in the Agreement.

     3. Authority. Buyer has all requisite power and authority to assume the Assumed Liabilities pursuant to this instrument.

     4. Definitions. This Assumption of Liabilities is subject to all the terms and conditions of the Agreement. All defined terms in the Agreement have the same meaning herein as set forth in the Agreement.


     IN WITNESS WHEREOF, this Assumption of Liabilities has been duly executed and delivered on the ___ day of _______________ 2005.

SOURCE ENERGY CORPORATION



By:_________________________________
          Duly Authorized Officer

Exhibit C to
Asset Purchase Agreement

                      COMANCHE WELL SERVICE CORPORATION
                              14785 Preston Road
                                  Suite 550
                             Dallas, Texas 75254


November 17, 2004

Source Energy Corporation
Craig Carpenter, President
3040 Granite Meadow Lane
Sandy, UT 84092

RE: Well Service Agreement

Dear Mr. Carpenter:

Comanche Well Service Corporation, a Texas corporation in good standing ("Comanche"), herein proposes to enter into this Well Service Agreement ("Agreement") with Source Energy Corporation ("Source") in contemplation of that Asset Purchase Agreement of even date between Source and Energytec, Inc. of Dallas, Texas. Pursuant to the Asset Purchase Agreement, Source agrees to acquire oil and gas properties and other assets from Energytec in exchange for certain common stock consideration. Comanche is familiar with those properties inasmuch as Comanche has provided a complete array of well services on those properties since the acquisition of those properties by Energytec.

The purpose of this Agreement is to set forth the terms and conditions under which Comanche would continue to provide its services on those properties acquired by Source upon the closing of the Asset Purchase Agreement in 2005.

TERM OF AGREEMENT
-----------------

This Agreement will be effective from the closing date of the Asset Purchase Agreement and for three (3) years thereafter. Either party may cancel this Agreement upon the giving of written notice sixty (60) days in advance of the termination date to the other party.

SERVICE FEES
------------

Source shall pay a service fee to Comanche for service work performed at a rate of 75% of the standard contracting rate for such services as if performed by an independent vendor. Comanche shall provide a schedule of such independent contracting rates at the beginning of each calendar quarter.

There will be no separate fees for mobilization in or out of a site or other fees. Therefore, the Service Fee shall be the exclusive fee arrangement between the parties.

REIMBURSABLE COSTS
------------------

Source, as the operator of the oil and gas properties in Texas, shall reimburse Comanche the costs of material, equipment, work or services which would otherwise be performed by Source but which may, at the convenience of Source, be paid for by Comanche at Source's request. These costs shall be reimbursed to Comanche upon invoicing to Source plus an addition of 10% of invoice amount for handling by Comanche.

TIME OF PAYMENT
---------------

Subject to Source's right to require Comanche to furnish it with satisfactory evidence that Comanche has paid all labor and material claims chargeable to Comanche that might give rise to lien rights against Source, payment becomes due thirty (30) days after presentation of an invoice by Comanche.

Any sums not paid accordingly, will bear interest at the maximum lawful rate under Texas law from such date until paid.

WORK PRIORITY AND SCHEDULING
----------------------------

Comanche will accord the service work requested by Source with the highest priority notwithstanding that Comanche will be available to work for other operators without limitation.

To that end, Source and Comanche will meet at the beginning of each quarter to set forth and detail a work plan for that quarter. Further, Source and Comanche will monitor that work plan by weekly meetings, telephone conferences, daily reports, or such other mechanisms to insure that both parties are in coordination of any and all projects underway for that quarter.

INSURANCE
---------

During the term of this Agreement, Comanche shall maintain insurance coverages of the kind and in the amounts set by independent contractors who perform the same types of services performed by Comanche, to include, general liability, casualty, equipment, environmental and workmen's compensation (or a comparable self-insurance program). Comanche shall furnish such proof of coverage and limits as Source may require from time to time.

ADDITIONAL TERMS AND CONDITIONS
-------------------------------

At such time as this Agreement becomes effective, the parties may substitute a more expansive agreement to extend to other additional terms and conditions, to include, for example only, (i) Ingress, Egress and Location, (ii) Force Majeure, (iii) Assignment, (iv) Pollution and Contamination, (v) Indemnification, and (vi) Waiver and Amendment. However, nothing in such definitive agreement shall make any change as to compensation or priority work commitments as written above in this Agreement.

If the above comports with your understanding of our agreement, please sign below where indicated and return a copy of this Agreement to us at your earliest convenience.

                                   Very truly yours,



                                   Frank W Cole
                                   President


Agreed and accepted this ____ day of November 2004.

Source Energy Corporation



By:____________________________
     Craig Carpenter, President